UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54389	20-4118216
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 N. Canon Drive, Suite 305 Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 18, 2015, the two proposals set forth below (the “Proposals”) were approved by the stockholders of Genius Brands International, Inc. (the "Company"), and the Company’s consent solicitation was terminated.  The Company had established the close of business on August 17, 2015 as the record date (the “Record Date”) for determining stockholders entitled to submit written consents.  Stockholders holding approximately 87.20% of the Company’s outstanding voting capital on the Record Date voted in favor of the first Proposal, as set forth below, and stockholders holding approximately 66.59% of the voting capital on the Record Date voted in favor of the second Proposal, as set forth below. Additional details of the two Proposals can be found in the Company’s Definitive Consent Solicitation Statement on Schedule 14A (the “Consent Solicitation”) filed with the Securities and Exchange Commission on August 18, 2015.

The results for the solicitation of the Proposals are:

(1)	To approve an amendment to the Company’s Articles of Incorporation, as amended, to effect a reverse split (the “Reverse Split”) of its issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), by a ratio of not less than one-for-two and not more than one-for-five at any time prior to August 31, 2016, with the exact ratio to be set at a whole number within this range as determined by the Company’s board of directors (the “Board of Directors”) in its sole discretion; and

Votes For	Votes Against	Abstain
7,587,957	56,976	144,207

(2)	To consider and act upon a proposal to approve the Company's 2015 Incentive Plan and the reservation of 450,000 shares of Common Stock for issuance thereunder.

Votes For	Votes Against	Abstain
5,794,868	36,085	7,870

The foregoing description of the Proposals does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consent Solicitation, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2015	GENIUS BRANDS INTERNATIONAL, INC. By: /s/ Andrew Heyward Andrew Heyward Chief Executive Officer and Chairman of the Board of Directors